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                                                              Exhibit 99.(d)(1)

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  Fimalac, S.A.

                                  Fimalac, INC.

                              FSA Acquisition Corp.

                                       and

                         Duff & Phelps Credit Rating Co.

                            Dated as of March 6, 2000


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                                TABLE OF CONTENTS
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ARTICLE I

         THE OFFER.......................................................................................2
         Section 1.1   The Offer.........................................................................2
         Section 1.2   Company Action....................................................................4
         Section 1.3   Boards of Directors and Committees; Section 14(f).................................5

ARTICLE II

         THE MERGER......................................................................................6
         Section 2.1   The Merger........................................................................6
         Section 2.2   Effective Date....................................................................7
         Section 2.3   Effect of the Merger..............................................................7
         Section 2.4   Articles of Incorporation, By-Laws................................................7
         Section 2.5   Directors and Officers............................................................7
         Section 2.6   Effect on Capital Stock...........................................................8
         Section 2.7   Exchange of Certificates.........................................................10
         Section 2.8   Stock Transfer Books.............................................................11
         Section 2.9   No Further Ownership Rights in Common Stock......................................11
         Section 2.10  Lost, Stolen or Destroyed Certificates...........................................12
         Section 2.11  Taking of Necessary Action; Further Action.......................................12
         Section 2.12  Stockholders' Meeting............................................................12
         Section 2.13  Material Adverse Effect..........................................................13

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................14
         Section 3.1   Organization and Qualification; Subsidiaries.....................................14
         Section 3.2   Articles of Incorporation and By-Laws............................................15
         Section 3.3   Capitalization...................................................................15
         Section 3.4   Authority Relative to this Agreement.............................................16
         Section 3.5   Material Contracts; No Conflict; Required Filings and
                           Consents.....................................................................16
         Section 3.6   Compliance, Permits..............................................................18
         Section 3.7   SEC Filings; Financial Statements................................................18
         Section 3.8   Absence of Certain Changes or Events.............................................19
         Section 3.9   No Undisclosed Liabilities.......................................................20
         Section 3.10  Absence of Litigation............................................................20
         Section 3.11  Employee Benefit Plans, Employment Agreements....................................21
         Section 3.12  Employment and Labor Matters.....................................................23
         Section 3.13  Schedule 14D-9; Offer Documents; Proxy Statement.................................23

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         Section 3.14  Restrictions on Business Activities..............................................24
         Section 3.15  Title to Property................................................................24
         Section 3.16  Taxes............................................................................25
         Section 3.17  Environmental Matters............................................................27
         Section 3.18  Intellectual Property............................................................28
         Section 3.19  Interested Party Transactions....................................................29
         Section 3.20  Insurance........................................................................29
         Section 3.21  Opinion of Financial Adviser.....................................................29
         Section 3.22  Brokers..........................................................................29
         Section 3.23  Sections 7.85 and 11.75 of Illinois Law Not Applicable...........................30
         Section 3.24  Vote Required....................................................................30

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF
         PARENT, Fimalac-U.S. AND ACQUISITION SUB.......................................................30
         Section 4.1   Organization and Qualification; Subsidiaries.....................................30
         Section 4.2   Authority Relative to this Agreement.............................................31
         Section 4.3   No Conflict, Required Filings and Consents.......................................31
         Section 4.4   Offer Documents; Schedule 14D-9; Proxy Statement.................................32
         Section 4.5   No Prior Activities; Financing...................................................32
         Section 4.6   Ownership of Shares..............................................................33

ARTICLE V

         CONDUCT OF BUSINESS............................................................................33
         Section 5.1   Conduct of Business by the Company Pending the Merger............................33
         Section 5.2   No Solicitation; Acquisition Proposals...........................................36

ARTICLE VI

         ADDITIONAL AGREEMENTS..........................................................................39
         Section 6.1   HSR Act..........................................................................39
         Section 6.2   Access to Information; Confidentiality...........................................39
         Section 6.3   Consents; Approvals..............................................................39
         Section 6.4   Indemnification and Insurance....................................................40
         Section 6.5   Notification of Certain Matters..................................................42
         Section 6.6   Further Action...................................................................42
         Section 6.7   Public Announcements.............................................................42
         Section 6.8   Conveyance Taxes.................................................................42
         Section 6.9   Employee Benefit Plans...........................................................43
         Section 6.10  Delisting of Securities..........................................................43
         Section 6.11  Audited Financial Statements.....................................................43
         Section 6.12  State Takeover Laws..............................................................43
         Section 6.13  Financing Efforts................................................................44

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ARTICLE VII

         CONDITIONS TO THE MERGER.......................................................................44
         Section 7.1   Conditions to Obligation of Each Party to Effect the
                           Merger.......................................................................44
         Section 7.2   Conditions to Obligation of Parent, Fimalac-U.S. and
                           Acquisition Sub..............................................................45

ARTICLE VIII

         TERMINATION....................................................................................45
         Section 8.1   Termination......................................................................45
         Section 8.2   Effect of Termination............................................................47
         Section 8.3   Fees and Expenses................................................................47

ARTICLE IX

         GENERAL PROVISIONS.............................................................................48
         Section 9.1   Effectiveness of Representations, Warranties and
                           Agreements...................................................................48
         Section 9.2   Notices..........................................................................48
         Section 9.3   Certain Definitions..............................................................49
         Section 9.4   Amendment........................................................................50
         Section 9.5   Waiver...........................................................................50
         Section 9.6   Headings.........................................................................51
         Section 9.7   Severability.....................................................................51
         Section 9.8   Entire Agreement.................................................................51
         Section 9.9   Assignment; Guarantee of Acquisition Sub Obligations.............................51
         Section 9.10  Parties in Interest..............................................................51
         Section 9.11  Failure or Indulgence Not Waiver; Remedies Cumulative............................51
         Section 9.12  Governing Law....................................................................52
         Section 9.13  Counterparts.....................................................................52
         Section 9.14  Interpretation...................................................................52

         Annex A - Offer Conditions

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

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2000, is among Duff & Phelps Credit Rating Co., an Illinois corporation (the "COMPANY"), Fimalac, S.A., a French SOCIETE ANONYME ("PARENT"), Fimalac, Inc., a Delaware corporation ("FIMALAC-U.S."), and FSA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Fimalac-U.S. ("ACQUISITION SUB").

                  WHEREAS, the Boards of Directors of Parent, Fimalac-U.S., Acquisition Sub and the Company have each approved the acquisition of the Company by Parent, by means of a tender offer by Acquisition Sub to acquire all outstanding shares (the "SHARES") of common stock, no par value per share, of the Company (the "COMMON STOCK") for a cash amount of $100.00 per Share (such amount, or any greater amount per Share paid pursuant to the tender offer, as such amount may be adjusted from time to time pursuant to the third paragraph of
Section 1.1(a), being hereinafter referred to as the "PER SHARE AMOUNT") in accordance with the terms and subject to the conditions provided for herein, which shall include any subsequent offering period thereof (the "OFFER") and a merger of Acquisition Sub and the Company (the "MERGER") following the Offer, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the Board of Directors of the Company (the "BOARD") has (i) determined that the consideration to be paid for each Share in the Offer and the Merger is fair to and in the best interests of the stockholders of the Company and (ii) approved this Agreement and the transactions contemplated hereby and declared the advisability and resolved to recommend acceptance of the Offer, approval of the Merger and approval and adoption of this Agreement by the stockholders of the Company in accordance with the Illinois Business Corporation Act of 1983, as amended (the "ILLINOIS LAW"), upon the terms and subject to the conditions set forth herein; and

                  WHEREAS the Boards of Directors of Parent, Fimalac-U.S. and Acquisition Sub have each approved the Offer and the Merger of Acquisition Sub with and into the Company following the Offer in accordance with the Delaware General Corporation Law (the "DELAWARE LAW") upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Fimalac-U.S. and Acquisition Sub hereby agree as follows:

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                                                                               2

                                    ARTICLE I.

                                    THE OFFER

                  Section 1.1 THE OFFER.

                           (a). COMMENCEMENT. Provided that this Agreement
shall not have been terminated in accordance with Section 8.1, as promptly as practicable following the public announcement by Parent and the Company of the terms of this Agreement, Parent shall cause Acquisition Sub to commence the Offer. The obligation of Acquisition Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to (i) the condition that a number of Shares representing not less than 51% of the Company's outstanding voting power (assuming the exercise of all outstanding options, warrants, convertible or exchangeable securities or other rights to purchase shares of Common Stock which have an exercise price less than the Per Share Amount and which have not been canceled as described in Section 2.6(b)) shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "MINIMUM CONDITION"), and (ii) the satisfaction or waiver by Acquisition Sub of all the other conditions set forth in ANNEX A hereto. It is agreed that the conditions set forth in ANNEX A hereto are for the sole benefit of Acquisition Sub and that the Minimum Condition and the other conditions set forth in ANNEX A may be asserted by Acquisition Sub regardless of the circumstances giving rise to any such condition unless Parent, Fimalac-U.S., Acquisition Sub or their affiliates shall have caused the circumstances giving rise to such condition. Acquisition Sub expressly reserves the right in its sole discretion to waive, in whole or in part at any time or from time to time, any such condition, to increase the price per Share payable in the Offer, to extend the Offer or provide for a subsequent offering period or to make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made that decreases the Per Share Amount payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in this Agreement, including in ANNEX A hereto, or waives or decreases below 51% the Minimum Condition.

                           Subject to the conditions of the Offer set forth in
this Agreement, including in ANNEX A hereto, Parent shall cause Acquisition Sub to, and Acquisition Sub shall, accept for payment and pay for Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. The initial expiration date of the Offer shall be 20 business days after the date of its commencement. If all conditions set forth in ANNEX A are not satisfied on the initial expiration date of the Offer, Acquisition Sub may extend (and re-extend) the Offer to provide additional time to satisfy such conditions. Without limiting the right of Acquisition Sub to extend the Offer pursuant to the immediately preceding sentence, in the event that a condition set forth in paragraphs

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(a) or (g) of ANNEX A is not satisfied at the scheduled initial expiration date of the Offer, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, extend the expiration date of the Offer for an additional 10 business days. In addition, Acquisition Sub shall have the right to extend the Offer for a subsequent offering period of up to an additional 20 business days (the "SUBSEQUENT OFFERING PERIOD") pursuant to Rule 14d-11 of the Exchange Act (as defined below).

                           The Per Share Amount payable in the Offer shall be
paid to the sellers in cash, upon the terms and subject to the conditions of the Offer. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time (as defined below) the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per Share Amount shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                           (b) FILING OFFER DOCUMENTS. On the date of
commencement of the Offer, Parent, Fimalac-U.S. and Acquisition Sub shall file or cause to be filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal and other ancillary offer documents and instruments pursuant to which the Offer will be made (together with any supplements or amendments thereto, the "OFFER DOCUMENTS") and which shall comply as to form in all material respects with the provisions of applicable U.S. federal securities laws. In addition, Parent, Fimalac-U.S. and Acquisition Sub shall file or cause to be filed with the SEC under cover of Schedule TO any pre-commencement press release or other written communications relating to the Offer no later than the date of communication. The Company will promptly supply to Parent, Fimalac-U.S. and Acquisition Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"). Parent, Fimalac-U.S., Acquisition Sub and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that any such information shall have become false or misleading in any material respect and Parent, Fimalac-U.S. and Acquisition Sub each further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC and shall be provided with any comments Parent, Fimalac-U.S., Acquisition Sub and their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

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                  Section 1.2 COMPANY ACTION.

                           (a) BOARD APPROVAL. The Company hereby approves of
and consents to the Offer and represents and warrants that the Board, at a meeting duly called and held on March 6, 2000, by unanimous vote of those present, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and declared their advisability and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition Sub and, if required by applicable law, approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn or modified in accordance with Section 5.2(a). The Company further represents and warrants that Peter J. Solomon Company has delivered to the Board its written opinion that, as of the date hereof, the Per Share Amount in the Offer is fair, from a financial point of view, to the Company's stockholders, a copy of which has been provided to Parent. The Company has been authorized by Peter J. Solomon Company to permit the inclusion of such opinion in its entirety in the
Schedule 14D-9 referred to below and the Proxy Statement referred to in
Section 3.13, so long as such inclusion is in form and substance reasonably satisfactory to Peter J. Solomon Company and its counsel. Subject to the fiduciary duties of the Board under applicable law as determined and exercised in good faith by the Board in a manner consistent with Section 5.2, the Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board described in this Section 1.2(a).

                           (b) SCHEDULE 14D-9. Simultaneously with the filing
by Parent, Fimalac-U.S. and Acquisition Sub of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 and other ancillary documents and instruments required to be filed pursuant thereto (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") and shall mail the Schedule 14D-9 to the stockholders of the Company promptly after the commencement of the Offer. The Schedule 14D-9 shall, subject to the fiduciary duties of the Board under applicable law as determined and exercised in good faith by the Board in a manner consistent with Section 5.2, at all times contain the determination, approvals and recommendations described in Section 1.2(a). Parent, Fimalac-U.S. and Acquisition Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that any such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws. Parent, Fimalac-U.S., Acquisition Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC and shall be provided with any comments the Company and its counsel may

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                                                                               5

receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

                           (c) DISSEMINATION OF THE OFFER. In connection with
the Offer, the Company will promptly furnish Parent with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Parent with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Fimalac-U.S., Acquisition Sub, and their affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession and not use such information for any purpose whatsoever.

                 Section 1.3 BOARDS OF DIRECTORS AND COMMITTEES; SECTION 14(F).

                           (a) BOARD REPRESENTATION. Promptly upon the
purchase by Acquisition Sub of Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Acquisition Sub and its affiliates (including any Shares purchased pursuant to the Offer) bears to the total number of outstanding Shares, and the Company shall upon request by Parent, subject to the provisions of Section 1.3(b), promptly either increase the size of the Board (and shall, if necessary, amend the Company's by-laws to permit such an increase) or use its reasonable best efforts to secure the resignation of such number of directors as is necessary to enable Parent's designees to be elected to the Board and shall cause Parent designees to be so elected; provided, that, at all times prior to the Effective Time, the Company's Board shall include at least two members who are not designees of Parent. Promptly upon request by Parent, the Company will, subject to the provisions of Section 1.3(b), use its reasonable best efforts to cause persons designated by Parent to constitute the same percentage as the number of Parent's designees to the Board bears to the total number of directors on the Board on (i) each committee of the Board, (ii) each board of directors or similar governing body or bodies of each subsidiary of the Company designated by Parent and (iii) each committee of each such board or body.

                           (b) COMPLIANCE WITH SECTION 14(F). The Company's
obligations to appoint Parent's designees to the Board shall be subject to
Section 14(f)

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                                                                               6

of the Exchange Act, and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall include in the
Schedule 14D-9 or a separate Rule 14f-1 Statement provided to shareholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent or Acquisition Sub will supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                           (c) ACTION BY DISINTERESTED DIRECTORS. Following
the election or appointment of Parent's designees pursuant to this Section
1.3 and prior to the Effective Time (as defined below), any amendment of this Agreement or any amendment to the articles of incorporation or by-laws of the Company inconsistent with this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition Sub, any waiver of any of the Company's rights hereunder or any other action by the Company under or in connection with this Agreement that would adversely affect the ability of the stockholders of the Company to receive the Merger Consideration will require the concurrence of two-thirds of the directors of the Company then in office who are not designees of Parent.

                                   ARTICLE II.

                                   THE MERGER

                  Section 2.1 THE MERGER.

                           (a) EFFECTIVE TIME. At the Effective Time (as
defined below), and subject to and upon the terms and conditions of this Agreement, pursuant to and in accordance with the requirements of the Illinois Law and the Delaware Law, at the option of the Parent, either (i) Acquisition Sub shall be merged with and into the Company; the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation or (ii) the Company shall be merged with and into Acquisition Sub, the separate corporate existence of the Company shall cease and the Acquisition Sub shall continue as the surviving corporation. In either case, the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

                           (b) CLOSING. Unless this Agreement shall have been
terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of

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                                                                               7

the conditions set forth in Article VII, at the principal offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, unless another date and time or place is agreed to in writing by the parties hereto.

                  Section 2.2 EFFECTIVE DATE. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII (and in any event within two business days thereafter), the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger as contemplated by the Delaware Law (the "DELAWARE CERTIFICATE OF MERGER"), together with any required related certificate, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law and (ii) filing a certificate of merger as contemplated by the Illinois Law (the "ILLINOIS CERTIFICATE OF MERGER"), together with any required related certificate, with the Secretary of State of the State of Illinois, in such form as required by, and executed in accordance with, the relevant provisions of the Illinois Law (the time at which both such filings shall have been made being the "EFFECTIVE TIME").

                  Section 2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Delaware Certificate of Merger, the Illinois Certificate of Merger, and the applicable provisions of the Delaware Law and the Illinois Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  Section 2.4 ARTICLES OF INCORPORATION, BY-LAWS.

                           (a) ARTICLES OF INCORPORATION. Unless otherwise
determined by Parent prior to the Effective Time, at the Effective Time the articles of incorporation of the Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation.

                           (b) BY-LAWS. Unless otherwise determined by Parent
prior to the Effective Time, at the Effective Time the by-laws of the Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such by-laws.

                  Section 2.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the executive officers of Acquisition Sub immediately prior to the Effective Time shall be

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                                                                               8

the initial executive officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  Section 2.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Fimalac-U.S., Acquisition Sub, the Company, or the holders of any of the following securities:

                           (a) CONVERSION OF SECURITIES. Each Share issued
and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Shares (as defined in Section 2.6(e)) shall immediately cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and be converted into the right to receive the Per Share Amount, without any interest thereon (the "MERGER CONSIDERATION"), in accordance with Section 2.7 and each holder of any such Share shall cease to have any rights with respect thereto arising therefrom (including without limitation the right to vote), except for the right to receive the Merger Consideration in accordance with
Section 2.7. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, unless such adjustment shall already have been made pursuant to the third paragraph of Section 1.1(a).

                           (b) CANCELLATION. Each Share held in the treasury
of the Company and each Share owned by the Parent, Fimalac-U.S., Acquisition Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, and be canceled and retired without payment of any consideration therefor and cease to exist.

                           (c) STOCK OPTIONS. On the date Acquisition Sub
purchases Shares pursuant to the Offer, each outstanding option to purchase Common Stock (a "STOCK OPTION") granted under the Company's 1994 Long-Term Stock Incentive Plan or pursuant to any other employee stock option plan or agreement entered into by the Company with any employee of the Company or any subsidiary thereof and listed on Section 3.3 of the Company Disclosure Schedule (the "COMPANY STOCK OPTION PLAN"), whether or not then exercisable, shall become exercisable, subject to the terms of the Company Stock Option Plan pursuant to which such Stock Option was issued. If and to the extent that a Stock Option shall not have been exercised at the Effective Time, such Stock Option shall be automatically canceled. Each holder of a canceled Stock Option shall be entitled to receive as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act from the Company in consideration for such cancellation an amount in

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                                                                               9

cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Stock Option multiplied by
(ii) the excess, if any, of the Per Share Amount over the exercise price per share of Common Stock previously subject to such Stock Option (the "OPTION CONSIDERATION") upon surrender of such Stock Option to the Company or an affidavit of loss in the form requested by Parent, together with such additional documentation as may be reasonably required by Parent or the Company. The surrender of a Stock Option in exchange for the Option Consideration in accordance with the terms of this Section 2.6(c) shall be deemed a release of any and all rights the holder had or may have had in respect of such Stock Option. Prior to the purchase by Acquisition Sub of Shares pursuant to the Offer, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Stock Options under the Company Stock Option Plan and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.6(c). Except as otherwise agreed to by the parties, the Company shall use its reasonable best efforts to assure that following the purchase by Acquisition Sub of Shares pursuant to the Offer no participant in the Company Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof and to terminate all such plans.

                           (d) CAPITAL STOCK OF ACQUISITION SUB. At the
Effective Time, if Acquisition Sub is merged into the Company, each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the common stock, no par value, of the Surviving Corporation.

                           (e) DISSENTING SHARES. Notwithstanding anything in
this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person (a "DISSENTING SHAREHOLDER") who objects to the Merger and complies with all of the provisions of the Illinois Law concerning the right of holders of Shares to dissent from the Merger and obtain payment for their Shares (the "DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the Illinois Law. If, after the Effective Time, such Dissenting Shareholder withdraws his demand for payment or fails to perfect or otherwise loses his right of payment in accordance with Illinois Law, the Dissenting Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give prompt notice to Parent of any demands received by the Company for payment and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                  Section 2.7 EXCHANGE OF CERTIFICATES.

                           (a) EXCHANGE AGENT AND PROCEDURES. Within 21
calendar days following the date of this Agreement, Parent shall, with the Company's prior approval, which approval shall not be unreasonably withheld or delayed, appoint a paying agent (the "PAYING AGENT") to receive, hold and distribute, for the benefit of the holders of Shares, all funds deposited pursuant to Section 2.7(b) hereof (such cash being referred to as the "EXCHANGE FUND"). Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates (the "CERTIFICATES") that, prior to the Effective Time, represented Shares (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon the surrender of each such Certificate formerly representing Shares, together with such letter of transmittal and any additional documents as may reasonably be required by Parent or the Paying Agent, in each case duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Shares held by Parent, Fimalac-U.S., Acquisition Sub or the Company, or any direct or indirect subsidiary thereof) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than to the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                           (b) CONSIDERATION. Prior to the Effective Time,
Parent or Acquisition Sub shall deposit or cause to be deposited in trust with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.6(a) hereof.

                           (c) INVESTMENT OF MERGER CONSIDERATION. The Merger
Consideration shall be invested by the Paying Agent, as directed by Parent, provided that such investments shall be limited to (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of

America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated of the highest quality by a nationally recognized (in the United States) rating service, or (iv) certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets.

                           (d) TERMINATION OF DUTIES. Promptly following the
date which is six months after the Effective Time, Parent will cause the Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the transactions described in this Agreement and the Paying Agent's duties shall terminate thereafter. Thereafter each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

                           (e) NO LIABILITY. None of Parent, Fimalac-U.S.,
Acquisition Sub or the Company shall be liable to any holder of Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (f) WITHHOLDING RIGHTS. Parent or the Paying Agent
shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.

                  Section 2.8 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Stock thereafter on the records of the Company.

                  Section 2.9 NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. The Merger Consideration delivered in exchange for the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                  Section 2.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be required pursuant to Section 2.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                  Section 2.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Fimalac-U.S., Acquisition Sub and the Company will use its best efforts to take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the officers and directors of the Company and Acquisition Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                  Section 2.12 STOCKHOLDERS' MEETING.

                           (a) If approval by the Company's stockholders is
required by applicable law to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and, subject to the fiduciary duties of the Board under applicable law as determined and exercised in good faith by the Board in a manner consistent with Section 5.2 and in consultation with Parent, as soon as practicable following the consummation of the Offer:

                                    (i) duly call, give notice of, convene and
         hold an annual or special meeting of its stockholders (the "STOCKHOLDERS' MEETING") for the purpose of considering and taking action upon this Agreement;

                                    (ii) prepare and file with the SEC a proxy
         statement or information statement (together with any supplement or amendment thereto, the "PROXY STATEMENT") relating to the Stockholders' Meeting in accordance with the Exchange Act and include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

                                    (iii) use its reasonable best efforts (A) to
         obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the consummation of the Offer in accordance with SEC rules and regulations and (B) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

At such meeting, Parent and Acquisition Sub will vote all Shares owned by them to approve this Agreement and the transactions contemplated hereby.

                           (b) Notwithstanding the foregoing clause (a), in
the event that Acquisition Sub or any other wholly owned subsidiary of Parent shall acquire at least 90% of the outstanding shares of Common Stock in or following the Offer, the parties hereto shall, at the request of Acquisition Sub, take all necessary actions to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 11.30 of the Illinois Law.

                  Section 2.13 MATERIAL ADVERSE EFFECT.

                           (a) When used in connection with the Company or
any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, or Parent and its subsidiaries, as the case may be, in each case taken as a whole, other than any such changes, effects or circumstances (i) expressly set forth in Section
2.13 of the Company Disclosure Schedule or the Parent Disclosure Schedule (each as hereinafter defined), as the case may be, or (ii) specifically set forth or described in the Company SEC Reports (each as hereinafter defined), other than general risk factors. The following, considered alone without regard to any other effects, changes, events, circumstances or conditions, shall not constitute a Material Adverse Effect: (i) a change in the trading prices of either of the Parent's or the Company's securities between the date hereof and the Effective Time; (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which either the Parent or the Company operate or arising from changes in general business or economic conditions; (iii) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles;
(iv) any effects, changes, events, circumstances or conditions resulting from the announcement or pendency of any of the transactions contemplated by this Agreement other than a breach of a representation or warranty pursuant to this Agreement which would occur except for this clause (iv) or clause (v) of this definition of Material Adverse Effect; and (v) any effects, changes, events, circumstances or conditions resulting from actions taken by the Parent or the Company in order to comply with the terms of this Agreement other than a breach of a representation or warranty pursuant to this

Agreement which would occur except for this clause (v) or clause (iv) of this definition of Material Adverse Effect.

                           (b) For purposes of this Agreement, a "MATERIAL
ADVERSE EFFECT ON THE OFFER" means any event, action, state, circumstance, occurrence or development that would prevent, materially delay, or render materially more onerous to Parent or Acquisition Sub the consummation of the Offer and the other transactions contemplated by this Agreement.

                               ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Acquisition Sub that on the date hereof, except as set forth in the section of the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent (the "COMPANY DISCLOSURE SCHEDULE") corresponding to each representation and warranty made hereunder by the Company (or except as set forth in another section of the Company Disclosure Schedule if the applicability and relevance of the disclosure under such other section to such representation and warranty is apparent on its face):

                  Section 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company and each of its subsidiaries are corporations duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their incorporation. The Company and each of its subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "APPROVALS") necessary to own, lease and operate the properties they purport to own, lease or operate and to carry on their business as they are now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or its subsidiaries. The Company and each of its subsidiaries are duly qualified or licensed as a foreign corporation to do business, and are in good standing in each jurisdiction where the character of its properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in
Section 3.1-1 of the Company Disclosure Schedule. Except as set forth on
Section 3.1-2 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any other person.

                  Section 3.2 ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Parent a true, complete and correct copy of its articles of incorporation and by-laws, each as amended to date, and has furnished or made available to Parent the articles of incorporation and by-laws (or equivalent organizational documents) of each of its subsidiaries (the "SUBSIDIARY DOCUMENTS"). Such articles of incorporation, by-laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its articles of incorporation or by-laws or Subsidiary Documents.

                  Section 3.3 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 15,000,000 shares of Common Stock and (ii)
3,000,000 shares of preferred stock, no par value per share, none of which is issued and outstanding and none of which is held in treasury. As of March 3, 2000, (i) 4,644,121 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and none of which were held in treasury, (ii) no shares of Common Stock were held by subsidiaries of the Company and (iii) 1,055,705 shares of Common Stock were reserved for future issuance pursuant to outstanding Stock Options granted under the Company Stock Option Plan and agreements listed in Section 3.3 of the Company Disclosure Schedule. No material change in such capitalization has occurred between March 3, 2000 and the date hereof. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of all outstanding options, warrants and other rights for the purchase of, or conversion into or exchange for Common Stock, the name of each holder thereof, the number of shares purchasable thereunder or upon conversion or exchange thereof and the per share exercise or conversion price or exchange rate of each option, warrant and other right. There are no options, warrants or other similar rights, agreements, arrangements, commitments or understanding, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, the Company or any of its subsidiaries other than those listed in Section 3.3 of the Company Disclosure Schedule. All securities subject to issuance as aforesaid upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Section
3.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any subsidiary or any other securities of the Company or any of its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. Except as set forth on Section 3.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "LIENS"), other than Liens created by this Agreement.

                 Section 3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, if required in accordance with Illinois Law, the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote in accordance with the Illinois Law and the Company's articles of incorporation and by-laws (the "REQUISITE COMPANY VOTE"). The Board has determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger upon the terms and subject to the conditions of this Agreement, are fair to, advisable and in the best interests of, the Company and its stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                 Section 3.5 MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                           (a) Section 3.5(a) of the Company Disclosure
Schedule includes a list of all contracts, agreements, arrangements or understanding, whether or not in writing, to which the Company or any of its subsidiaries is a party or by which any of them is bound as of the date hereof, (i) which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act; (ii) under which the consequences of a default, nonrenewal or termination could have a Material Adverse Effect; (iii) pursuant to which payments or acceleration of benefits may be required in excess of $100,000 in the aggregate upon a "change of control" of the Company or its subsidiaries; (iv) which require the consent or waiver of a third party prior to the Company (or its subsidiary, if applicable) consummating the transactions contemplated by this Agreement, except where the failure to obtain such consent or waiver would not, individually or in the aggregate, have a Material Adverse Effect; (v) whose terms would have a Material Adverse Effect on the Offer; (vi) which pertain to the rental by the Company or its subsidiaries of accommodations and involve consideration in excess of $200,000 over the term of the Agreement or have a term that will expire more than six months from the date hereof; (vii) which constitute contracts, agreements, arrangements or understandings between the Company or its subsidiaries and any person for the rental by such person of accommodations and represent individually in excess of $200,000 in annual revenue to the Company or its subsidiaries, as applicable; or (viii) the termination of which would require or result in individual payments by the Company, Acquisition Sub, Fimalac-U.S., Parent or any of their subsidiaries or affiliates in excess of $100,000 (the contracts, agreements, arrangements or understandings referred to in clauses (i) through (viii) above are referred to collectively herein as the "MATERIAL CONTRACTS") and, except as set forth in
Section 3.5(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is currently negotiating, in discussion with any person with respect to, or a party to any non-binding agreement or understanding with respect to, any Material Contract.

                           (b) The execution and delivery of this Agreement
by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the articles of incorporation or by-laws of the Company or any Subsidiary Document, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) except as set forth in
Section 3.5(b) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in a modification of any right or benefit under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, or result in increased payments or cancellation under, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in the case of (ii) or
(iii) only for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                           (c) Except as set forth in Section 3.5(c) of the
Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not require any consent, approval, authorization or permit of, or filing with or notification to, any national, federal, state, provincial or local governmental regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (collectively, the "GOVERNMENTAL AUTHORITIES"), except for applicable requirements, if any, of the Securities Act, the Exchange Act, the Investment Advisors Act of 1940, as amended, state securities laws ("BLUE SKY LAWS"), the premerger notification requirements of the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the "HSR ACT"), and the filing and recordation of appropriate merger or other documents as required by the Delaware Law or the Illinois Law.

                  Section 3.6 COMPLIANCE, PERMITS.

                           (a) Neither the Company nor any of its
subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect.

                           (b) The Company and its subsidiaries hold all
permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"), except when the failure to have such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, and neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of any applicable laws or regulations except, in each case, where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

                  Section 3.7 SEC FILINGS; FINANCIAL STATEMENTS.

                           (a) The Company has filed all forms, reports and
documents required to be filed with the SEC since January 1, 1997, including
(i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1999, (iv) all other reports or registration statements filed by the Company with the SEC since January 1, 1999 and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since January 1, 1999 (collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, none of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC or any national securities exchange or quotation service or comparable Governmental Authority.

                           (b) The consolidated financial statements
(including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                           (c) The unaudited consolidated financial
statements of the Company as of and for the period ending December 31, 1999 (including the related notes and schedules thereto) delivered to the Parent prior to the date hereof (the "1999 FINANCIAL STATEMENTS") were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as at December 31, 1999 and the consolidated results of their operations and cash flows for the year then ended.

                  Section 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company SEC Reports or in Section 3.8 of the Company
Disclosure Schedule, since September 30, 1999, the Company and its subsidiaries have conducted their business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the articles of incorporation or By-laws of the Company; (iii) any damage to, or destruction or loss of, any asset of the Company or its subsidiaries (whether or not covered by insurance) that would have a Material Adverse Effect; (iv) any material change by the Company or its subsidiaries in their accounting methods, principles or practices; (v) any material revaluation by the Company or its subsidiaries of any of their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of the Company or any of its subsidiaries, except in the ordinary course of business; (vii) any declaration, setting aside or payment of any dividend or distribution in respect of Shares or any redemption, purchase or other acquisition of any of the Company's securities (except as contemplated by this Agreement); (viii) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any subsidiary, in each case except in the ordinary course of business consistent with past practice or except as required by applicable law;
(ix) any creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset of the Company or any of its subsidiaries, other than in the ordinary course of business, consistent with past practice; (x) any making of any loan, advance or capital contribution to or investment in any person by the Company or any of its subsidiaries, other than advances to employees to cover travel and other ordinary business-related expenses in the ordinary course of business consistent with past practice; (xi) any incurrence or assumption by the Company or any of its subsidiaries of any indebtedness for borrowed money or any guarantee, endorsement or other incurrence or assumption of a material liability (whether directly, contingently or otherwise) by the Company or any of its subsidiaries for the obligations of any other person (other than any wholly owned subsidiary of the Company), in each case other than in the ordinary course of business consistent with past practice; or (xii) any modification, amendment, assignment or termination of or relinquishment by the Company or any of its subsidiaries of any rights under any Material Contract that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  Section 3.9 NO UNDISCLOSED LIABILITIES. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) included in the 1999 Financial Statements, (b) incurred in the ordinary course of business and not required under U.S. generally accepted accounting principles to be reflected on the 1999 Financial Statements, (c) incurred since December 31, 1999 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, (e) disclosed in the Company SEC Reports or (f) which would not have a Material Adverse Effect.

                  Section 3.10 ABSENCE OF LITIGATION. Except as set forth in
Section 3.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any Governmental Authority or body, domestic or foreign, nor are there, to the Company's knowledge, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting, the Company or any of its subsidiaries that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any court or Governmental Authority which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect.

                  Section 3.11 EMPLOYEE BENEFIT PLANS, EMPLOYMENT AGREEMENTS.

                           (a) Section 3.11(a) of the Company Disclosure
Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended; ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive or deferred compensation, supplemental retirement, severance and other fringe or employee benefit plans, programs, or arrangements, and any current or, to the extent the Company or any subsidiary thereof may have any continuing liability thereunder, former employment, executive compensation, stay, change in control, consulting, noncompetition or severance agreements, programs or policies, written or otherwise, for the benefit of, or relating to, any employee of or consultant to, and which is maintained or contributed to, by the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any subsidiary of the Company (collectively the "COMPANY EMPLOYEE PLANS"). There have been made available to Parent copies of (i) each such written Company Employee Plan and (ii) the three most recent annual reports on Form 5500, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing.

                  (b) (i) Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than post-employment benefits provided in accordance with the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state law).

                     (ii) None of the Company Employee Plans is (A) a "multiemployer plan" as such term is defined in Section 3(37) of ERISA or (B) a plan subject to Title IV of ERISA.

                     (iii) Except as set forth on Section 3.11(b) of the Company Disclosure Statement, (A) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (B) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Internal Revenue Service (the "IRS") or

Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them as of and through the date hereof under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (C) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (D) there is no pending or, to the knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan (other than claims for benefits in the ordinary course of business); (E) there has been no announcement or commitment by the Company or any of its subsidiaries to create an additional Company Employee Plan or to amend a Company Employee Plan except for amendments required by applicable law or changes in the ordinary course, in each case which do not materially increase the cost of such Company Employee Plan; and (F) the Company has no liability, whether absolute or contingent, direct or indirect, including any obligations under any Company Employee Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

                     (iv) Except as specifically identified in Section 3.11(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) increase the amount of, accelerate the time of payment of, or the vesting of compensation payable to any employee of the Company or an ERISA Affiliate or (b) result in any liability to any present or former employee established or maintained in or under a non-U.S. jurisdiction, including but not limited to, as a result of the Worker Adjustment Retraining and Notification Act. Neither the Company nor any ERISA Affiliate maintains or contributes to any Employee Plan established or maintained in or under a non-U.S. jurisdiction.

                  (c) Section 3.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any Stock Option as of the date hereof, together with the number of shares of Common
Stock subject to such Stock Option, the exercise price of such Stock Option
(to the extent determined as of the date hereof), whether such Stock Option is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code (an "ISO") and the expiration date of such option; and (ii) any other right granted by the Company to acquire, directly or indirectly, Common Stock, together with the number of shares of Common Stock subject to such right. Section 3.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights. Upon the purchase by Acquisition Sub of Shares pursuant to the Offer (i) the provisions in the Company Stock Option Plan with respect to the right or obligation to issue or grant additional options or rights to acquire Common Stock shall be terminated and (ii) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be cancelled.

                  Section 3.12 EMPLOYMENT AND LABOR MATTERS.

                           (a) Except as set forth in Section 3.12(a) of the
Company Disclosure Schedule, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have had or could have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to, any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has no knowledge of any strikes or lockouts, or any material slowdowns, work stoppages, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

                           (b) Neither the Company nor any of its
subsidiaries has violated, in a manner that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, any provision of federal or state law or any rule, regulation, order, ruling, decree, judgment or arbitration award of any Governmental Authority regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, including without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

                  Section 3.13 SCHEDULE 14D-9; OFFER DOCUMENTS; PROXY STATEMENT. Neither the Schedule 14D-9, nor any of the information provided by the Company or its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Offer Documents, shall, on the respective dates the Schedule 14D-9 or the Offer Documents are filed with the SEC or on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto, shall not, at the time filed with the SEC, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by Parent, Fimalac-U.S., Acquisition Sub or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Schedule 14D-9 or the Proxy Statement. The
Schedule 14D-9 and the Proxy Statement will comply in all material respects with the provisions of the Exchange Act and any other applicable law.

                  Section 3.14 RESTRICTIONS ON BUSINESS ACTIVITIES.

                           (a) Except for this Agreement and except as set
forth on Section 3.14(a) of the Company Disclosure Schedule, to the Company's knowledge, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, in any location in the world, except for any prohibition or impairment as would not, individually or in the aggregate, have a Material Adverse Effect.

                           (b) To the Company's knowledge, none of the
Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts in any material respect the Company or any of its subsidiaries from, directly or indirectly, engaging in any of the businesses described in paragraph (a) above.

                  Section 3.15 TITLE TO PROPERTY. Except as set forth in
Section 3.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and marketable title to all of their properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.15(a) of the Company Disclosure Schedule is a schedule of all leases of real property ("REAL PROPERTY LEASES") (i) pursuant to which the Company or any of its subsidiaries lease from others or (ii) pursuant to which third parties lease from the Company or any of its subsidiaries. The Real Property Leases and all leases of personal property by the Company or its subsidiaries from others are in good standing, valid and effective in accordance with their respective terms and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries owns any real property.

                  Section 3.16 TAXES.

                           (a) For purposes of this Agreement, "AUDIT" shall
mean any audit, assessment, action, suit, claim or other examination relating to Taxes by any tax authority or any judicial or administrative proceedings related to Taxes; "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

                           (b) Except as set forth in Section 3.16(b) of the
Company Disclosure Schedule, the Company and its subsidiaries (for such periods as each subsidiary was owned, directly or indirectly, by the Company) have filed all income Tax Returns and all other material Tax Returns required to be filed by them and all such Tax Returns are true and correct in all material respects, and the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and except as may be determined to be owed upon completion of any tax return not yet filed based upon an extension of time to file, and there are no other taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required and except to the extent the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule:

                                    (i) there are no tax liens on any assets of
the Company or any subsidiary thereof, except to the extent that such a lien would not have a Material Adverse Effect upon the Company or any of its subsidiaries;

                                    (ii) neither the Company nor any of its
subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax that is currently in effect;

                                    (iii) as of the date hereof, no Federal,
state, local or foreign Audits are pending (A) with regard to any Taxes or Tax Returns of the Company or its subsidiaries and (B) for which the Company or any of its subsidiaries has received written notice. Neither the Company nor any of its subsidiaries has received written notification that such an Audit may be commenced, and, to the best knowledge of the Company and its subsidiaries, no such Audit is threatened;

                                    (iv) the United States Federal income Tax
Returns of the Company and its subsidiaries have been examined by the applicable tax authorities or closed without audit by applicable statutes of limitations for all periods through and including December 31, 1995, and as of the date hereof no material adjustments have been asserted as a result of such examinations which have not been (x) resolved and fully paid or (y) reserved on the 1999 Financial Statements in accordance with U.S. generally accepted accounting principles;

                                    (v) neither the Company nor any of its
subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes with any person other than the Company and its subsidiaries, and the Company has provided Parent with copies of any such agreement that the Company or any of its subsidiaries has entered into with any other subsidiary of the Company;

                                    (vi) neither the Company nor any of its
subsidiaries has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) other than the affiliated group of which the Company is the "parent" and, except with respect to any group of which only the Company and/or its subsidiaries are members, is not subject to Treas. Reg. 1.1502-6 (or any similar provision under foreign, state or local law) for any period;

                                    (vii) neither the Company nor any of its
subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger;

                                    (viii) proper and materially accurate
amounts have been duly and timely (x) withheld by the Company and its subsidiaries from their employees in compliance with the tax withholding provisions of applicable U.S. federal, state and local laws and (y) paid over to appropriate taxing authorities;

                                    (ix) neither the Company nor any of its
subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign tax law) by reason of a voluntary change in accounting method initiated by the Company or any of its subsidiaries, and the IRS has not notified the Company in writing that it has initiated or proposed any such adjustment or change in accounting method;

                                    (x) no closing agreement that could
affect the Taxes of the Company or any of its subsidiaries for periods ending after the Effective Time pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its subsidiaries;

                                    (xi) there is no contract, agreement,
plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its subsidiaries by reason of Section 162(m) or Section 280G of the Code and neither the Company nor any of its subsidiaries has made any such payments;

                                    (xii) neither the Company nor any of its
subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

                                    (xiii) no material tax elections have been
made or filed by or with respect to the Company or any of its subsidiaries.

                  Section 3.17 ENVIRONMENTAL MATTERS. Except in all cases as, in the aggregate, have not had and would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its subsidiaries (i) to the Company's knowledge have obtained all applicable permits, licenses and other authorizations (collectively, the "ENVIRONMENTAL PERMITS") which are required to be obtained under all applicable U.S.
federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("ENVIRONMENTAL LAWS") by the Company or its subsidiaries (or their respective agents) which Environmental Permits are in full force and effect; (ii) to the Company's knowledge are in compliance in all material respects with all terms and conditions of such Environmental Permits; (iii) are in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iv) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or Environmental Permits or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Permits or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous toxic material or waste; and (v) to the Company's knowledge, have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

                  Section 3.18 INTELLECTUAL PROPERTY.

                           (a) Section 3.18(a) of the Company Disclosure
Schedule sets forth a true and complete list of all Intellectual Property (as defined below) owned or used by the Company or its subsidiaries, excluding over-the-counter shrink-wrapped software. The Company and each of its subsidiaries owns free and clear of all Liens, or is licensed or otherwise possesses legally enforceable right to use all patents, trademarks, trade names, service marks, and any applications therefor, and computer software programs or applications (the "INTELLECTUAL PROPERTY") that are used in its respective business as currently conducted, and such rights constitute all the rights necessary for the Company and its subsidiaries to conduct their business as currently conducted except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.

                           (b) Except as would not, individually or in the
aggregate, have a Material Adverse Effect, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party
Intellectual Property ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"). After the completion of the transactions contemplated by this Agreement, the Company will continue to own all right, title and interest in, and to have a license to use all Intellectual Property material to its or any of its subsidiaries' business and operations on terms and conditions identical in all material respects to those enjoyed by the Company immediately prior to such transactions. No claims with respect to the Intellectual Property owned by the Company or any of its subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"), any trade secret material to the Company, or Third Party
Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its subsidiaries, are currently pending or, to the knowledge of the Company, are threatened by any person, except claims that would not have a Material Adverse Effect. The Company does not know of any valid grounds for any bona fide claims (i) against the use by the Company or any of its subsidiaries of any Intellectual Property used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted; (ii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company or its subsidiaries; or (iii) challenging the license or legally enforceable right to use of the Third Party Property Rights by the Company or any of its subsidiaries, except claims that would not have a Material Adverse Effect.

                           (c) To the Company's knowledge, all Company
Intellectual Property Rights are valid and subsisting, except as would not have a Material Adverse Effect. To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries, except any use, infringement or misappropriation that would not have a Material Adverse Effect.

                           (d) All software, hardware, databases, and
embedded control systems (collectively, the "SYSTEMS") used by the Company and its subsidiaries are Year 2000 Compliant (as defined below), except for failures to be Year 2000 Compliant that, individually or in the aggregate, have not resulted in a Material Adverse Effect. For purposes of this Agreement, "Year 2000 Compliant" means that the Systems (i) accurately process date and time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year.

                  Section 3.19 INTERESTED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports, since January 1, 1999, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                  Section 3.20 INSURANCE. All material fire and casualty, general liability, business interruption, and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide, to the Company's knowledge, full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are, to the Company's knowledge, in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as would not, individually or in the aggregate, have a Material Adverse Effect.

                  Section 3.21 OPINION OF FINANCIAL ADVISER. The Board has received the written opinion of the Company's financial advisor, Peter J. Solomon Company, to the effect that, as of the date of this Agreement, the Per Share Amount is fair to the Company's stockholders from a financial point of view and the Company has delivered or will, promptly after receipt of such written opinion, deliver a signed copy of that opinion to Parent.

                  Section 3.22 BROKERS. No broker, finder or investment banker (other than Peter J. Solomon Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Peter J. Solomon Company pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

                  Section 3.23 SECTIONS 7.85 AND 11.75 OF ILLINOIS LAW NOT APPLICABLE. The Board has taken all actions so that the restrictions contained in Sections 7.85 and 11.75 of the Illinois Law applicable to a "business combination" (as defined in such Section 11.75) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement.

                  Section 3.24 VOTE REQUIRED. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the charter documents of the Company, the Illinois Law, other applicable law or otherwise) to approve this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement.

                                 ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF

                    PARENT, Fimalac-U.S. AND ACQUISITION SUB

                  Parent, Fimalac-U.S. and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the section of the written disclosure schedule delivered on or prior to the date hereof, by Parent to the Company (the "PARENT DISCLOSURE SCHEDULE") corresponding to each representation and warranty made hereunder by Parent, Fimalac-U.S. and Acquisition Sub:

                  Section 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent, Fimalac-U.S. and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent, Fimalac-U.S. and Acquisition Sub has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent, Fimalac-U.S. or Acquisition Sub. Each of Parent, Fimalac-U.S. and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Fimalac-U.S. is a wholly-owned subsidiary of Parent and Acquisition Sub is a wholly-owned subsidiary of Fimalac-U.S.

                  Section 4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent, Fimalac-U.S. and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent, Fimalac-U.S. and Acquisition Sub and the consummation by each of Parent, Fimalac-U.S. and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, Fimalac-U.S. and Acquisition Sub, and no other corporate proceedings on the part of Parent, Fimalac-U.S. or Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, Fimalac-U.S. and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, Fimalac-U.S. and Acquisition Sub enforceable against each of them in accordance with its terms.

                  Section 4.3 NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

                           (a) The execution and delivery of this Agreement
by Parent, Fimalac-U.S. and Acquisition Sub do not, and the performance of this Agreement by Parent, Fimalac-U.S. and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation (or equivalent organizational documents) or by-laws of Parent, Fimalac-U.S. or Acquisition Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Parent or its subsidiaries of any right or benefit under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of (ii) or (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or its subsidiaries.

                           (b) The execution and delivery of this Agreement
by each of Parent, Fimalac-U.S. and Acquisition Sub does not, and the performance of this Agreement by each of Parent, Fimalac-U.S. and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the Delaware Law or the Illinois Law.

                  Section 4.4 OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. Neither the Offer Documents, nor any of the information provided by Parent, Fimalac-U.S. or Acquisition Sub or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Schedule 14D-9 shall, on the respective dates the Offer Documents or the Schedule 14D-9 are filed with the SEC or on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent, Fimalac-U.S. nor Acquisition Sub makes any representation or warranty with respect to any information provided by the Company or by its auditors, legal counsel, financial advisors, or other consultants or advisors specifically for use in the Offer Documents. None of the information provided by Parent, Fimalac-U.S. or Acquisition Sub or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the provisions of the Exchange Act and any other applicable law.

                  Section 4.5 NO PRIOR ACTIVITIES; FINANCING.

                           (a) Acquisition Sub was formed solely for the
purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                           (b) Parent has available to it funding necessary
to satisfy Acquisition Sub's obligations hereunder including, without limitation, the obligation to pay the aggregate Per Share Amount pursuant to the Offer and the aggregate Merger Consideration pursuant to the Merger and to pay all related fees and expenses in connection with the Offer and the Merger. Parent shall make available (i) to Acquisition Sub sufficient cash to purchase Shares to be purchased pursuant to the Offer prior to such purchase and (ii) to Acquisition Sub, for deposit in the Exchange Fund, sufficient cash to pay the aggregate Merger Consideration pursuant to the Merger prior to the Effective Time.

                  Section 4.6 OWNERSHIP OF SHARES. As of the date hereof, neither Parent nor any of its affiliates beneficially owns any Shares (except that a subsidiary of Fimalac-U.S. owns 100 Shares) or is an "Interested Shareholder" as defined in Section 7.85 or Section 11.75 of the Illinois Law.

                                   ARTICLE V.

                               CONDUCT OF BUSINESS

                  Section 5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the time Parent's designees are elected as directors of the Company pursuant to Section 1.3, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld, delayed, or conditioned, the Company shall, unless expressly authorized to do otherwise pursuant to paragraphs (a) through (o) below, in all material respects conduct its business and shall cause the businesses of its subsidiaries to be conducted only in the ordinary course of business consistent with past practice, and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has a significant business relations. Without limiting the foregoing, except as contemplated by this Agreement or as set forth on Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the time Parent's designees are elected as directors of the Company pursuant to Section 1.3, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

                           (a) amend or otherwise change the articles of
incorporation or by-laws of the Company or any of the Subsidiary Documents;

                           (b) issue, sell, pledge, dispose of or encumber,
or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities, exchangeable securities or other rights of any kind to acquire any shares of capital stock of any class, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its subsidiaries or affiliates (except for (i) the issuance of shares of Common Stock issuable pursuant to the Stock Options or agreements listed on
Section 3.3 of the Company Disclosure Schedule and (ii) the issuance of shares of Company Common Stock required to be issued to participants in the Company's Employee Plans pursuant to the terms thereof);

                           (c) sell, pledge, dispose or encumber any assets
of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $100,000);

                           (d) (i) declare, set aside, make or pay any
dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for the payment of the Company's regular quarterly cash dividend of $0.03 per share declared prior to the date hereof except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock or any option, warrant, convertible or exchangeable securities or other right, directly or indirectly, to acquire shares of Common Stock, or propose to do any of the foregoing, except for the acceleration or termination of Stock Options pursuant to the terms of the Company Stock Option Plan and the exercise of such Stock Options or the termination of any other arrangement providing for the issuance of shares thereunder;

                           (e) (i) acquire (by merger, consolidation, or
acquisition of stock or assets) any material property or assets, make any investment in, or make any capital contributions to, any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice or in connection with purchases of equipment or capital improvements, make any loans or advances (other than loans or advances to or from direct or indirect wholly owned subsidiaries), (iii) enter into, terminate or amend any Material Contract or agreement other than in the ordinary course of business or where such contract, termination or amendment would not, individually or in the aggregate, have a Material Adverse Effect on the Company or its subsidiaries; (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $300,000; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

                           (f) (i) increase the compensation or fringe
benefits payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practice and in amounts that are in the aggregate reflected in the budgets previously provided to Parent, (ii) except pursuant to the existing agreements set forth on Section 3.11(a) of the Company Disclosure Schedule, grant any severance or termination pay to, or enter into any severance agreement or other agreement providing for severance payments with, any director, officer or other employee of the Company or any of its subsidiaries, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, (iv) enter into any employment or consulting agreement except with respect to new hires of employees who are not executive officers or senior management personnel in the ordinary course of business or (v) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits except as required under the Company Employee Plans; except in each of (i) through (v), as may be required by law;

                           (g) take any action to change material accounting
policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by U.S. generally accepted accounting principles;

                           (h) make any material tax election inconsistent
with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the 1999 Financial Statements;

                           (i) pay, discharge or satisfy any claims,
liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the 1999

Financial Statements or incurred in the ordinary course of business and consistent with past practice;

                           (j) enter into any compromise or settlement of, or
take any material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution, defense and settlement of routine litigation, actions, suits, claims, proceedings or investigations in the ordinary course of business;

                           (k) adopt or enter into a plan of complete or
partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined in Section 5.2 of this Agreement);

                           (l) enter into any agreement, understanding or
commitment that restrains, limits or impedes the Company's ability to compete with or conduct any business or line of business;

                           (m) plan, announce, implement or effect any
reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries, except, only with respect to employees who do not exercise the functions of general manager, the equivalent or higher, in the ordinary course of business consistent with past practice;

                           (n) enter into any new agreement to acquire or
rent accommodations (x) involving aggregate rental payments in an amount in excess of $100,000 or which will remain in effect for longer than six months from the date hereof or (y) on other than ordinary course of business terms; or

                           (o) take, or agree in writing or otherwise to
take, any of the actions described in Sections 5.1(a) through (n) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

                  Section 5.2 NO SOLICITATION; ACQUISITION PROPOSALS.

                           (a) The Company shall not, nor shall it permit any of
its subsidiaries to, nor shall it authorize or permit any officer, director or representative or agent of the Company or any of its subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries) to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Section 5.2 shall prohibit the Company or the Board from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith reasonable judgment of the Board after consultation with outside legal counsel, the failure to so disclose would be inconsistent with its fiduciary obligations to stockholders under applicable law; and provided, further, that, prior to the time at which Acquisition Sub shall have accepted Shares for payment pursuant to the Offer and to the extent that the Board determines in good faith (after consultation with outside legal counsel) that not to do so would be inconsistent with its fiduciary duties to stockholders under applicable law, (y) the Board on behalf of the Company may, in response to an unsolicited bona fide written Acquisition Proposal (as hereinafter defined), make such inquiries of the Third Party (as hereinafter defined) making such unsolicited bona fide written Acquisition Proposal as may be necessary to inform itself of the particulars of the Acquisition Proposal and, if the Board reasonably believes that such Acquisition Proposal may constitute a Superior Proposal (as hereinafter defined), furnish information or data (including, without limitation, confidential information or data) relating to the Company or its subsidiaries to, and participate in negotiations with, the Third Party (as hereinafter defined) making such unsolicited bona fide written Acquisition Proposal and (z) following receipt of a Superior Proposal (as hereinafter defined), the Board may withdraw or modify its recommendation relating to the Offer or the Merger if the Board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law. Subject to the Company's right to terminate this Agreement pursuant to Section 8.1(f), nothing in this Agreement and no action taken by the Board pursuant to this Section 5.2 will permit the Company to enter into any agreement or undertaking providing for any transaction contemplated by an Acquisition Proposal for so long as this Agreement remains in effect.

                  As used in this Agreement, "ACQUISITION PROPOSAL" means a proposal for either (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "THIRD PARTY") would acquire 25% or more of the outstanding shares of the Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party would acquire 25% or more of the outstanding shares of the Common Stock of the Company or of the entity surviving such merger or business combination,
(iii) any other transaction pursuant to which any Third Party would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 25% or more of the fair market value of all the assets of the Company immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer, or (vi) any transaction subject to Rule 13(e)-3 under the Exchange

Act. No Acquisition Proposal received by the Company following the date of this Agreement shall be deemed to have been solicited by the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company) in violation of Section 5.2 solely by virtue of the fact that the person or entity making such Acquisition Proposal made an Acquisition Proposal prior to the date of this Agreement or the fact that the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker or attorney retained by the Company) solicited such Acquisition Proposal prior to February 29, 2000.

                  As used in this Agreement, "SUPERIOR PROPOSAL" means an Acquisition Proposal that (i) is not subject to any financing contingencies or is, in the good faith judgment of the Board after consultation with a nationally recognized financial advisor, reasonably capable of being financed and (ii) the Board determines in good faith, based upon such matters as it deems relevant, including an opinion of a nationally recognized financial advisor, would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger.

                           (b) Prior to providing any information to or entering
into discussions with any person in connection with an Acquisition Proposal by a person as set forth in Section 5.2(a), the Company shall receive from such person an executed confidentiality agreement in reasonably customary form and shall notify Parent orally and in writing of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal, and shall thereafter inform Parent on a prompt basis of (i) any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information provided to such person which has not previously been provided to Parent and (ii) any request by any person for nonpublic information relating to its or any of its subsidiaries' properties, books or records.

                           (c) Subject to the foregoing provisions of this
Section 5.2, the Company shall immediately cease any existing discussions or negotiations with any person (other than Parent and Acquisition Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

                           (d) The Company shall ensure that the officers and
directors of the Company and its subsidiaries and any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by the Company are aware of the restrictions described in this Section 5.2.

                                       VI.

                              ADDITIONAL AGREEMENTS

                  Section 6.1 HSR ACT. As promptly as practicable after the date of this Agreement, the Company and Parent shall file notifications under the HSR Act in connection with the Offer, the Merger and the transactions contemplated hereby and shall respond as promptly as practicable to any inquiries and requests received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and from any State Attorney General or other Governmental Authority in connection with antitrust matters.

                  Section 6.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to (i) restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), and (ii) the Company's written consent (which consent shall not be unreasonably withheld) with respect to current or future prices of products and services or information relating to specific customers or other competitively sensitive information, the Company shall, and shall cause each of its subsidiaries to afford, to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, Fimalac-U.S., Acquisition Sub or the financing sources of Parent or Acquisition Sub reasonable access during normal business hours, during the period prior to the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent, Fimalac-U.S. or Acquisition Sub all information concerning its business, properties and personnel as Parent, Fimalac-U.S. or Acquisition Sub may reasonably request, and each shall make available to Parent, Fimalac-U.S. and Acquisition Sub the appropriate individuals (including attorneys, accountants, and other professionals) for discussion of the Company's business, properties and personnel as Parent, Fimalac-U.S. or Acquisition Sub may reasonably request. Any such investigation by Parent, Fimalac-U.S. or Acquisition Sub shall not affect the representations or warranties of the Company contained in this Agreement. Parent, Fimalac-U.S. and Acquisition Sub shall keep such information confidential in accordance with the terms of the confidentiality letter dated January 25, 2000 (the "CONFIDENTIALITY LETTER"), between Parent and the Company, which Confidentiality Letter shall survive termination of this Agreement. Upon any termination of this Agreement, Parent shall, upon written request of the Company, destroy or collect and deliver to the Company all documents obtained by it or any of its representatives pursuant to this
Section 6.2 then in their possession and any copies thereof.

                  Section 6.3 CONSENTS; APPROVALS. Subject to Section 5.2, the Company, Parent, Fimalac-U.S. and Acquisition Sub shall each use their reasonable best efforts to take all appropriate action to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using their best efforts to obtain all consents, waivers, approvals, authorizations or orders of Governmental Authorities and parties to contracts with the Company or any of its subsidiaries, and the Company, Parent, Fimalac-U.S. and Acquisition Sub shall make all filings including, without limitation, all filings with Governmental Authorities required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent, Fimalac-U.S. and Acquisition Sub, the consummation by them of the transactions contemplated hereby and to fulfill the conditions to the Offer and the Merger. The Company and Parent shall furnish all information required to be included in the Proxy Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

                  Section 6.4 INDEMNIFICATION AND INSURANCE.

                           (a) The articles of incorporation and by-laws of
the Surviving Corporation shall contain provisions with respect to indemnification and exculpation at least as protective to any officer or director as those set forth in the articles of incorporation and by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

                           (b) The Company shall, to the fullest extent
permitted under applicable law or under the Company's articles of incorporation or by-laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Fimalac-U.S. and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's articles of incorporation or by-laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective articles of incorporation or by-laws of the Company or the subsidiaries or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) in which there exists no conflict between the interests of the indemnifying party and the Indemnified Party, the indemnifying party shall have a right to assume and direct all aspects of the defense thereof, including settlement, and the Indemnified Party shall cooperate in the defense of any such matter. The Indemnified Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. The indemnifying party shall not settle any such matter unless (i) the Indemnified Party gives prior written consent, which shall not be unreasonably withheld, or (ii) the terms of the settlement provide that the Indemnified Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party and the settlement provides the Indemnified Party with a full release and discharges all rights against the Indemnified Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent; provided that if such indemnifying party elected not to assume and direct the defense of such action, such indemnifying party's consent to such settlement shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this
Section 6.4(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Fimalac-U.S. and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 6.4(b) except to the extent of any damages caused by such failure to the indemnifying party), and shall deliver to Fimalac-U.S. and the Surviving Corporation the undertaking contemplated by
Section 8.75(e) of the Illinois Law. If the indemnifying party does not assume the defense of any such action, the Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of Fimalac-U.S. and the Surviving Corporation in this Section 6.4(b) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its subsidiaries.

                           (c) This Section shall survive the consummation of
the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Fimalac-U.S. and the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that Fimalac-U.S. or Surviving Corporation or any of their successors or assigns
(i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of Fimalac-U.S. or the Surviving Corporation (as the case may be) assume the obligations of Fimalac-U.S. and the Surviving Corporation set forth in this Section.

                  Section 6.5 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Acquisition Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  Section 6.6 FURTHER ACTION. Upon the terms and subject to the conditions hereof (including, without limitation, Section 5.2), each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Parent and Fimalac-U.S. shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to make the Offer and purchase Shares and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

                  Section 6.7 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release with respect to the Offer, the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other part, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange or the Paris BOURSE, if it has used all reasonable efforts to consult with the other party.

                  Section 6.8 CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                  Section 6.9 EMPLOYEE BENEFIT PLANS. Parent agrees that the employees of the Company will continue to be provided with benefits under employee benefit plans (other than plans involving the potential issuance of or investment in securities of the Company or similar performance-based incentive plans) that in the aggregate are substantially comparable to those currently provided by the Company to such employees. Following the Effective Time, Parent shall cause service by employees of the Company to be taken into account for purpose of eligibility to participate and vesting under any benefit plans of Parent or its subsidiaries (including the Surviving Corporation) which cover such employees, to the same extent such service was counted under a similar plan of the Company. From and after the Effective Time, Parent shall (i) cause to be waived any pre-existing condition limitations and evidence of insurability requirements under benefit plans of Parent or its subsidiaries in which employees of the Company participate, and
(ii) cause to be credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents under the Company's benefit plans during the portion of the calendar year prior to their participation in the benefit plans provided by Parent and its subsidiaries. Parent shall cause the Surviving Corporation to honor all employee benefit obligations to current and former employees under the Company Employee Plans accrued as of the Effective Time and all employee severance plans and all employment or severance agreements set forth in Section 3.11(a) of the Company Disclosure Schedule. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit or obligate Parent or any affiliate of Parent to (i) make any particular benefit plan or benefit available to any employee, (ii) continue any particular benefit plan or benefit or (iii) refrain from terminating or amending any particular benefit plan or benefit.

                  Section 6.10 DELISTING OF SECURITIES. As soon as practicable following the Effective Time, the parties hereto shall take all action necessary to cause the Company's Common Stock to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act.

                  Section 6.11 AUDITED FINANCIAL STATEMENTS. As soon as practicable but in any case five (5) business days prior to the initial expiration date of the Offer, the Company shall provide to Parent and Acquisition Sub copies of the fully audited consolidated financial statements of the Company and its consolidated subsidiaries for the Company's fiscal year ended December 31, 1999.

                  Section 6.12 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective boards of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

                  Section 6.13 FINANCING EFFORTS. If an event of the type listed in clause (f) of Annex A hereto shall have occurred and, as a consequence thereof, the Parent's and the Acquisition Sub's financing for the Offer is withdrawn or otherwise unavailable, and if the other conditions to the Offer have otherwise been satisfied, the Parent will use reasonable best efforts to arrange alternative financing for the Offer (provided that the terms thereof are not materially worse than those available to it previously).

                                 ARTICLE VII.

                            CONDITIONS TO THE MERGER

                  Section 7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver to the extent permissible under law at or prior to the Effective Time of all the following conditions:

                           (a) PURCHASE OF SHARES. Acquisition Sub shall have
accepted and purchased Shares pursuant to the Offer.

                           (b) HSR ACT. The waiting period applicable to the
consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

                           (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 6.3.

                           (d) GOVERNMENTAL ACTIONS. There shall not be in
effect any judgment, decree or order of any Governmental Authority, administrative agency or court of competent jurisdiction prohibiting or limiting Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or compelling Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the

Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.

                           (e) STOCKHOLDERS' APPROVAL. The Merger shall have
been approved by the shareholders of the Company, if and to the extent a vote of the stockholders of the Company shall be required in respect of the Merger in accordance with Illinois Law.

                  Section 7.2 CONDITIONS TO OBLIGATION OF PARENT,
FIMALAC-U.S. AND ACQUISITION SUB. The respective obligations of Parent, Fimalac-U.S. and Acquisition Sub to effect the Merger shall be subject to the satisfaction or waiver to the extent permissible under law at or prior to the Effective Time of the following condition:

                           (a) REPRESENTATIONS AND WARRANTIES TRUE. The
representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects when made.

                                   ARTICLE VIII.

                                   TERMINATION

                  Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                           (a) by mutual written consent duly authorized by
the boards of directors or any committee thereof of Parent, Fimalac-U.S., Acquisition Sub and the Company, subject to compliance with Section 1.3(c);

                           (b) by either Parent or the Company if a court of
competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party who has not complied with its obligations under Sections 6.3 and 6.6 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

                           (c) by either Parent or the Company if (A) as the
result of the failure of any of the conditions set forth in ANNEX A to this Agreement, the Offer shall have expired or Acquisition Sub shall have terminated the Offer in accordance with its terms without Acquisition Sub having purchased any Shares pursuant to the Offer or (B) Acquisition Sub shall have failed to accept for purchase and pay for Shares pursuant to the Offer by May 12, 2000 unless such failure by Acquisition Sub is a result of the receipt by the Company of a bona fide unsolicited Acquisition Proposal or a request for additional information under the HSR Act or the failure to obtain any necessary governmental or regulatory approval, in which case the date by which Acquisition Sub shall accept for purchase and pay for Shares shall be extended to June 30, 2000 (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement has been the cause of or resulted in any of the circumstances described in clauses (A) and (B) before such dates);

                           (d) by Parent, prior to the purchase of Shares
pursuant to the Offer, if the Board shall have (i) withdrawn or modified in a manner adverse to Parent, Fimalac-U.S. or Acquisition Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of the Offer, the Merger or the transactions contemplated by this Agreement,
(ii) approved, endorsed or recommended an Acquisition Proposal, or (iii) publicly disclosed any intention to do any of the foregoing;

                           (e) by the Company, prior to the purchase of
Shares pursuant to the Offer, or the Parent, at any time prior to the Effective Time, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement that are qualified by reference to materiality shall not be true and correct when made or any representation or warranty of the Company or Parent, respectively, set forth in this Agreement that are not qualified by reference to materiality shall not be true and correct in all material respects when made, or (ii) upon a breach of or failure to perform in any material respect any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement except, in each of (i) and (ii) above, where the failure to perform such covenants or agreements or the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company, Parent or the Offer (either (i) or (ii) above being a "TERMINATING BREACH"); provided however, that, if such Terminating Breach is curable by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this
Section 8.1(e), and provided further that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any party whose breach of or failure to fulfill its obligations under this Agreement resulted in the failure of any such condition; or

                           (f) by the Company, following the receipt by the
Company after the date hereof, under circumstances not involving any breach of the provisions of Section 5.2, of an unsolicited bona fide Superior Proposal, if the Board, after consultation with outside legal counsel, shall have determined in good faith that the failure to terminate this Agreement would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided that (i) the Company has complied with all provisions of Section 5.2, including the notice provisions therein,

(ii) such termination shall only be effective if the Company enters into a definitive agreement providing for the transactions contemplated by such Acquisition Proposal immediately following such termination; (iii) the Board shall have given Parent at least two business days prior written notice of its determination to terminate this Agreement pursuant to this Section 8.1(f) and shall have afforded Parent a reasonable opportunity within such two business day-period to amend its Offer; and (iv) the Company pays Parent the Termination Fee (as defined below) in accordance with provisions of Section 8.3.

                  Section 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1, there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, employees or stockholders except as set forth in Sections 3.22, 6.2, 6.7, 8.1 and 8.3 and Article IX and this Agreement shall otherwise forthwith become void. Except as otherwise provided in Section 8.3, nothing herein shall relieve any party from liability for any willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

                  Section 8.3 FEES AND EXPENSES.

                           (a) Except as otherwise set forth in this
Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                           (b) The Company shall pay Parent a fee of
$16,000,000 (the "TERMINATION FEE") plus the amount of the actual out-of-pocket expenses (not to exceed $2 million) incurred by Parent, Fimalac-U.S. and Acquisition Sub in connection with this Agreement and the transactions contemplated hereby if this Agreement is terminated (x) by Parent pursuant to Section 8.1(d), or (y) by the Company pursuant to Section 8.1(f), or (z) by the Company or Parent pursuant to Section 8.1(c) if, at the time of such termination pursuant to Section 8.1(c), the Minimum Condition had not been satisfied and an Acquisition Proposal had been publicly announced and, within twelve months of such termination pursuant to Section 8.1(c), any person or entity (other than Parent) has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, a majority of the voting power of the outstanding securities of the Company or a majority of the assets of the Company. The Termination Fee payable pursuant to this Section 8.3(b) shall be paid by wire transfer in immediately available funds immediately upon termination of this

Agreement as set forth above, except in the case of a termination pursuant to
Section 8.1(c), in which case it shall be paid immediately upon satisfaction of the conditions to payment set forth in clause (z) of the preceding sentence. The out-of-pocket expenses shall be paid promptly upon receipt of reasonable documentation of such expenses. Except as provided in this Section 8.3(b), upon termination of this Agreement pursuant to Sections 8.1(d) or 8.1(f), or upon termination of this Agreement pursuant to Section 8.1(c) under circumstances in which a Termination Fee is payable hereunder, none of the parties hereto shall have any liability hereunder.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

                  Section 9.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as otherwise provided in this Section 9.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.l, as the case may be, except that this Section 9.1 shall not limit any covenant or any agreement of the parties which by its terms contemplates performance after the Effective Time and which shall survive in accordance with its respective terms. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

                  Section 9.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                   (a)      If to Parent, Fimalac-U.S. or Acquisition Sub:

                            Fitch IBCA, Inc.
                            One State Street Plaza
                            New York, New York 10004

                            Telecopier No.: (212) 480-4439
                            Telephone No.: (212) 908-0500
                            Attention:  Stephen W. Joynt

                   With a copy to:

                            Paul, Weiss, Rifkind, Wharton & Garrison
                            1285 Avenue of the Americas
                            New York, New York 10019-6014

                            Telecopier No.: (212) 357-3990
                            Telephone No.: (212) 373-3000
                            Attention: David K. Lakhdhir, Esq.

                   (b)      If to the Company:

                            Duff & Phelps Credit Rating Co.
                            55 East Monroe Street
                            Chicago, Illinois 60603

                            Telecopier No.: (212) 908-7648
                            Telephone No.: (212) 908-0202
                            Attention:  President

                   With a copy to:

                            Katten Muchin Zavis
                            525 West Monroe Street
                            Suite 1600
                            Chicago, Illinois 60661
                            USA

                            Telecopier No.: (312) 902-1061
                            Telephone No.: (312) 902-5200
                            Attention: Kurt W. Florian, Jr., Esq.

                  Section 9.3 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

                           (a) AFFILIATE means a person that directly or
indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                           (b) BENEFICIAL OWNER with respect to any shares of
Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

                           (c) BUSINESS DAY means any day other than a day on
which banks in New York or Paris are required or authorized to be closed;

                           (d) CONTROL (including the terms CONTROLLED BY,
and UNDER COMMON CONTROL WITH) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                           (e) KNOWLEDGE means, with respect to any matter in
question, actual knowledge of any executive officer of the entity in question with respect to such matter after making reasonable inquiry of officers and other employees charged with senior administrative or operational responsibility of such matters;

                           (f) PERSON means an individual, corporation,
partnership, limited liability company, association, joint venture, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                           (g) SUBSIDIARY or SUBSIDIARIES of the Company, the
Surviving Corporation, Parent or any other person means any person or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  Section 9.4 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, subject to compliance with
Section 1.3(c); provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  Section 9.5 WAIVER. At any time prior to the Effective
Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  Section 9.6 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 9.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  Section 9.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

                  Section 9.9 ASSIGNMENT; GUARANTEE OF ACQUISITION SUB OBLIGATIONS. This Agreement shall not be assigned by operation of law or otherwise, except that Parent, Fimalac-U.S. and Acquisition Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  Section 9.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 6.4 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

                  Section 9.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  Section 9.12 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to any conflict of laws principles thereof that might indicate the applicability of the law of any other jurisdiction.

                  Section 9.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  Section 9.14 INTERPRETATION. The parties hereto acknowledge that certain matters set forth in the Company Disclosure Schedule and certain matters set forth in the Parent Disclosure Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement. The parties agree that disclosure of such matters shall not be taken as an admission by the Company or Parent, as the case may be, that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement or to imply that such matters are or are not material and neither party shall use, in any dispute between the parties, the fact of any such disclosure as evidence of what is or is not material for purposes of this Agreement.

                  IN WITNESS WHEREOF, Parent, Fimalac-U.S., Frank Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Fimalac, S.A.

                                            By:
                                               --------------------------------
                                                Name:    Veronique Morali
                                                Title:   Directeur General

                                            Fimalac, Inc.

                                            By:
                                               --------------------------------
                                                Name:    Veronique Morali
                                                Title:   Chairman

                                            FSA Acquisition Corp.

                                            By:
                                               --------------------------------
                                                Name:    Stephen W. Joynt
                                                Title:   President

                                            Duff & Phelps Credit Rating Co.

                                            By:
                                               --------------------------------
                                                Name:    Paul J. McCarthy
                                                Title:   Chairman and Chief
                                                         Executive Officer

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                                                                              54

                                                                         ANNEX A

                                OFFER CONDITIONS

                  The capitalized terms used in this ANNEX A have the meanings set forth in the attached Agreement and Plan of Merger among Duff & Phelps Credit Rating Co., Fimalac, S.A., Fimalac, Inc. and FSA Acquisition Corp. except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement and Plan of Merger and the term "Commission" shall be deemed to refer to the SEC.

                  Notwithstanding any other provision of the Offer, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including, without limitation, Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) and not accept for payment any Shares, if (i) the Minimum Condition shall not have been satisfied, or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated; or (iii) Acquisition Sub shall not have been reasonably satisfied that the provisions of Sections 7.85 and 11.75 of the Illinois Law are inapplicable to the Offer and Merger, or (iv) at any time on or after the announcement and prior to the acceptance for payment of Shares pursuant to the Merger Agreement, or payment for, the Shares, any of the following conditions occurs:

                           (a) there shall have been any action or proceeding
brought or threatened by any Governmental Authority or any other Person (other than any action or proceeding brought or threatened by a Person other than a Governmental Authority that would not reasonably be expected to have a Material Adverse Effect) or any statute, regulation, legislation, judgment, decree or order, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger by any Governmental Authority that would have the effect of: (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material penalties or fines or requiring the payment of material damages in connection with the making of, the Offer, the acceptance for payment of, the payment for, or the ownership, directly or indirectly, of, some or all of the Shares by Parent or Acquisition Sub or the consummation of the Offer or the Merger; (ii) prohibiting or materially limiting, the direct or indirect ownership or operation by the Company or by Parent of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compelling Parent to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent or their respective subsidiaries, taken as a whole, as a result of the transactions contemplated by this Agreement; (iii) imposing or confirming material limitations on the ability of

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                                                                              55

Parent effectively to hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares on all matters properly presented to the stockholders of the Company, including, without limitation, the approval and adoption of the Agreement and the transactions contemplated thereby; (iv) requiring divestiture by Parent, Fimalac-U.S. or Acquisition Sub, directly or indirectly, of any Shares; or (v) which would reasonably be likely to result in a Material Adverse Effect;

                           (b) the Company shall have breached or failed to
perform in any material respect any of its covenants or agreements under the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to materiality shall not be true and correct or any of the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified by reference to materiality shall not be true and correct in all material respects, in each case, when made and as of the date of consummation of the Offer (except to the extent such representations and warranties of the Company address matters only as of a particular date, in which case as of such date), except where the failure to perform such covenants or agreements or the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect;

                           (c) the Merger Agreement shall have been
terminated in accordance with its terms;

                           (d) there shall have occurred any Material Adverse
Effect, or any development that is reasonably likely to result in a Material Adverse Effect, on the Company or the Offer;

                           (e) the Board shall have (i) withdrawn or modified
in a manner adverse to Parent, Fimalac-U.S. or Acquisition Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of the Offer, the Merger or the transactions contemplated by this Merger Agreement, (ii) approved, endorsed or recommended an Acquisition Proposal, or
(iii) publicly disclosed any intention to do any of the foregoing;

                           (f) there shall have occurred (i) any general
suspension of, or limitation on prices (other than suspensions or limitations triggered by price fluctuations on a trading day) for, trading in securities on any national securities exchange in the United States, France, the United Kingdom or Germany that lasts for more than one trading day, (ii) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States, France, the United Kingdom, Germany or any other member country of the European Monetary Union where such moratorium or limitation in such other member country has a significant adverse effect on the functionality of the banking markets in the United States, the United

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                                                                              56

Kingdom, Germany or France, (iii) any commencement of war, armed hostilities or other international or national calamity directly involving the United States, France or any member countries of the European Union, having a significant adverse effect on the functionality (which shall not be deemed to include market average) of financial markets in the United States, France, the United Kingdom or Germany, (iv) any catastrophic decline in (A) the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies and (B) the Nasdaq Stock Market, in each case by an amount in excess of 25% measured from the close of business on the date of the Merger Agreement to any date after March 20, 2000; provided that such decline, as so measured, is sustained for a period of 5 consecutive trading days or exists as of the date of acceptance for payment of the Shares or (v) in the case of any of the foregoing (other than clause (iv)) existing at time of the commencement of the Offer, a material acceleration or worsening thereof; PROVIDED, that the foregoing conditions set forth in this clause (f) shall only be a condition if the consequence of the failure of such condition to be satisfied is to cause Parent's and the Acquisition Sub's financing for the Offer to be withdrawn or otherwise unavailable; or

                           (g) all consents and approvals necessary to the
consummation of the Offer, including without limitation consents from parties to loans, leases and other agreements and consents from any Governmental Authority shall not have been obtained other than consents and approvals the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the Offer or on the Company or on Parent;

which, in the absolute discretion of Acquisition Sub in any such case, and regardless of the circumstances (including any action or omission by Acquisition Sub not inconsistent with the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment of Shares.

                  The foregoing conditions are for the sole benefit of Acquisition Sub and its affiliates (except for the Minimum Condition, which is also for the benefit of the Company) and may be asserted by Acquisition Sub regardless of the circumstances giving rise to any such condition or may be waived by Acquisition Sub in whole or in part at any time or from time to time in its sole discretion (except for the Minimum Condition, which cannot be waived without the Company's consent). The failure by Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.